State of Delaware
Secretary of State
Division of Corporations
Delivered 09:01 AM 11/29/2005
FILED 08:50 AM 11/29/2005
SRV 050964197 - 4054862 FILE

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF FORMATION
OF
SEABULK PAYROLL MANAGEMENT LLC

Seabulk Payroll Management LLC, a limited liability company organized and existing under and by virtue of the Limited Liability Company Act of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Member(s) of Seabulk Payroll Management LLC, the following resolution was duly adopted by the members setting forth a proposed amendment of the Articles of Formation of said company, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Formation of this limited liability company be amended by changing the Article thereof numbered "FIRST" so that, as amended, said Article shall be and read as follows:

The name of the limited liability company shall be:

Era Leasing LLC

RESOLVED, that the Certificate of Formation of this limited liability company be amended by changing the Article thereof numbered "FIFTH" so that, as amended, said Article shall be and read as follows:

The name of the member of the limited liability company shall be:

Offshore Aviation Inc.

IN WITNESS THEREOF, said Seabulk Payroll Management LLC has caused this certificate to be signed by an authorized person this 28th day of November, 2005.

By: ______________________
Authorized Person(s)

_Nicole Saunders______________________
Print Name

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:44 PM 11/02/2005
FILED 04:40 PM 11/02/2005
SRV 050896993 - 4054862 FILE

Certificate of Formation

OF

SEABULK PAYROLL MANAGEMENT LLC

FIRST

The name of the limited liability company is Seabulk Payroll Management LLC.

SECOND

The address of its Registered Agent in the State of Delaware is Suite 804, 1220 N. Market Street in the City of Wilmington, County of New Castle. The name of its Registered Agent at such address is Registered Agents, Ltd.

THIRD

The purpose of the limited liability company shall be to engage in any lawful act or activity for which a limited liability company may be formed under the Limited Liability Company law of the State of Delaware.

FOURTH

The limited liability company shall have perpetual existence.

FIFTH

Management of the limited liability company is vested in the member(s) in accordance with their ownership interests, unless this is varied by the operating agreement. A limited liability company member may not assign, either wholly or partially, the right to participate in management without the written consent of all limited liability company member(s). From this day hence, the undersigned has fulfilled the duties of Organizer and relinquishes all further duties to the initial Member(s) of Seabulk Payroll Management LLC. The initial member(s) of the limited liability company shall be:

Seabulk International, Inc.

SIXTH

The name and mailing address of the person forming this limited liability company at the instruction of its member(s) is Registered Agents, Ltd., whose mailing address is Suite 804, 1220 N. Market Street, Wilmington, DE 19801.

In Witness Whereof, the undersigned has executed this Certificate of Formation of Seabulk Payroll Management LLC on this second day of November, 2005.

Registered Agents, Ltd.

By: ______________________

Nicole Saunders
Incorporating Specialist